Manchester Inc. to Acquire Taylor Motor, Co. and Auto Credit of Southern Illinois, Inc.

DALLAS, Oct. 16 /PRNewswire-FirstCall/ -- Manchester Inc. ('Manchester') (OTC Bulletin Board: MNCS) announced today that it has entered into a Letter of Intent to acquire Taylor Motor, Co. and Auto Credit of Southern Illinois, Inc. (collectively 'Taylor Auto'), a Southern Illinois area based Buy- Here/Pay-Here used car dealer and its affiliated credit company from Mr. Steve Taylor and members of the Taylor family. Steve Taylor is the third generation in his family to work in the automotive industry. His family opened their first Ford dealership in 1931. Upon receiving his MBA from Indiana University, Steve Taylor returned to the family business in 1994. Steve Taylor has been in the Buy-Here/Pay-Here business for over 13 years as owner and operator of Taylor Auto. The consummation of the acquisition is subject to (i) completion of final due diligence by Manchester, (ii) the execution of a definitive purchase agreement and (iii) the approval of Manchester's credit provider.

Taylor Auto operates four lots in Southern Illinois and is the largest Buy-Here/Pay-Here dealer in Southern Illinois. Taylor Auto generates over $13.5 million in annual sales and has a portfolio of notes receivable with a value in excess of $12 million. Steve Taylor will continue to direct the dealerships' day-to-day operations following the acquisition.

'The addition of Taylor Auto to our previously announced planned acquisitions of Greenwich Automotive in the Chicago area, and Value Systems, Inc. in Southern Indiana and Kentucky, coupled with our previous acquisitions of Freedom Auto Sales and Royce Motors in the Indianapolis area of Indiana, gives Manchester a presence in the Illinois, Indiana and Northern Kentucky markets that is unmatched in the region. We believe this grouping will offer excellent growth opportunities and regional economies of scale,' said Rick Stanley, Manchester's Chief Executive Officer. Stanley added, 'We are fully engaged in the second major phase of Manchester's business plan which is to accelerate our future acquisitions and we are fortunate to bring this operation into our organization. We expect that this acquisition along with other acquisitions announced in our public filings during the last thirty days will increase our loan receivable portfolio by approximately $125 million. We anticipate that the acquisition will also increase our proforma revenues and profits significantly for the next 12 months after the acquisitions.'

Larry Taylor, Manchester's Chief Financial Officer added, 'When this acquisition is added to the previously announced acquisitions, including Greenwich Automotive and Value Systems, we estimate the total increase in Manchester's loan receivable portfolio to be about $145 million with an increase of pro forma projected revenues to be more than $120 million. We are also in discussions with several leading financial institutions to further reduce our interest costs while we continue to move toward future securitizations.'

About Manchester Inc.

Manchester, headquartered in Dallas, Texas, is seeking to create the preeminent company in the Buy-Here/Pay-Here auto business. Manchester intends to sell acquired and newly generated receivable portfolios through a securitization process. Buy-Here/Pay-Here dealerships sell and finance used cars to individuals with limited credit histories or past credit problems, generally financing sales contacts ranging from 24-48 months.

On October 4, 2006, Manchester acquired Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. Nice Cars, Inc., headquartered in Ft. Olgethorpe, Georgia, operates six automotive sales lots that focus exclusively on the Buy-Here/Pay-Here segment of the used car market.

On December 29, 2006 Manchester acquired F.S. English, Inc. (now operating as Freedom Auto Sales) and GNAC, Inc. (now operating as Freedom Auto Acceptance), headquartered in Indianapolis, Indiana. Freedom Auto Sales operates three automotive sales lots that focus exclusively on the Buy-Here/Pay-Here segment of the used car market. On July 25, 2007, Manchester acquired substantially all of the assets of Royce Motors, Inc., which now operates as a unit of Freedom Auto Sales.

This press release contains 'forward-looking statements' as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Manchester cannot provide assurances that any prospective matters described in the press release will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential from war or other hostilities in other parts of the world; availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Manchester's SEC filings. Manchester undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the business of Manchester, please refer to the risks and uncertainties detailed in the Manchester's SEC filings.

SOURCE Manchester Inc.

Source: PR Newswire (October 16, 2007 - 8:45 AM EDT)

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